Exhibit 10.8

AMENDMENT NO. 2

TO THE

SUPERIOR ENERGY SERVICES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Superior Energy Services, Inc. (“Superior”) adopted the Superior Energy Services, Inc. Supplemental Executive Retirement Plan (the “Plan”), effective January 1, 2008;

WHEREAS, Section 9.01 of the Plan states that the Compensation Committee of Superior’s Board of Directors (“Compensation Committee”) may amend the Plan;

WHEREAS, at its meeting on March 3, 2010, the Compensation Committee approved an amendment to the Plan eliminating the requirement that the Compensation Committee annually approve the interest rate applied to Plan accounts, and the Compensation Committee authorized any executive officer of Superior to execute such amendment;

WHEREAS, at its meeting on May 21, 2010, the Compensation Committee declared a discretionary contribution to the Plan account for Mr. Kenneth L. Blanchard, and pursuant to Section 4.02 of the Plan, such declaration is part of the Plan document and shall be memorialized on Appendix C to the Plan;

WHEREAS, at its meeting on December 10, 2010, the Board of Directors of Superior adopted resolutions delegating to the SERP Administrative Committee the authority to adopt administrative and technical amendments to the Plan that do not materially increase the cost of the Plan; and

WHEREAS, the SERP Administrative Committee wishes to revise timing for the determination of the SERP earnings rate that applies for a given Plan Year;

NOW THEREFORE, the Plan is amended as follows, as of the dates set forth below:

I.

Section 5.02 of the Plan, Earnings Allocations, is amended and restated effective March 3, 2010, as follows:

5.02 Earnings Allocation. At the end of each Plan Year, each Participant’s Accounts will be adjusted to reflect earnings on the average daily balance of the Accounts during the Plan Year at a rate established on an annual basis by the Administrative Committee in accordance with this Section 5.02. The earnings rate established by the Administrative Committee shall be commensurate with Superior’s after-tax, long-term borrowing rate and may be applied retroactively or prospectively (e.g. made applicable to the prior, current, or subsequent Plan Year). Earnings shall be credited only on Accounts that are on the books of the Company at the end of the Plan Year. However, Accounts or portions of Accounts that are distributed during a Plan Year will be credited with earnings from the beginning of the Plan Year through the day immediately preceding the distribution, at the earnings rate applicable to the preceding Plan Year. Effective January 1, 2011, if the earnings rate for the Plan Year during which a distribution is made has been set by the Administrative Committee, then such rate shall apply to determine the earnings credited on the portion that is distributed; otherwise, if the earnings rate for such Plan Year has not yet been established, then the earnings rate applicable to the previous Plan Year shall apply to determine the earnings on the portion that is distributed.

II.

Appendix C to the Plan, Discretionary Contributions, is amended effective May 21, 2010 to memorialize changes to the Plan made by the Compensation Committee, by adding a new paragraph to read as follows:

President & COO Contribution. In addition to the amounts credited to his Account in accordance with Section 4.01 of the Plan, Kenneth L. Blanchard shall receive a fully vested contribution in the amount of $4,675,000, on the earliest of: (i) the date of Mr. Blanchard’s voluntary resignation as President and Chief Operating Officer of the Company in December 2010; (ii) his becoming disabled; or (iii) his death. Such contribution shall be governed by the terms of the Plan, including but not limited to the time and manner of payment provisions of Section 7.02 of the Plan.

IN WITNESS WHEREOF, this Amendment No. Two to the Plan is executed on the     day of                     , 2011.

WITNESSES:	SUPERIOR ENERGY SERVICES, INC.

By:

Name:
Title:

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